Exhibit 99.1
                                                                    ------------



                                  Press Release

City Savings Financial Corporation Announces First Quarter Earnings

     MICHIGAN CITY, Ind.--(BUSINESS WIRE)--November 12, 2003--City Savings Financial Corporation (the "Company"), the holding company of City Savings Bank (the "Bank") announced its earnings for the three months ended September 30, 2003. The Company reported consolidated net income of $482,000 for the quarter ended September 30, 2003, up $272,000 or 129.5% from the $210,000 reported for the same period last year. The increase in income for the three months ended September 30, 2003 over the same period last year was largely due to an increase in activity in the Company's warehouse lending program, growth in the loan portfolios and an increase in gains generated on the sale of loans and securities available for sale as well as an increase in other income. Partially offsetting the growth in income were increases in the provision for loan losses and noninterest expense.

The Bank conducts business from two full service offices located in Michigan City, Indiana, and Rolling Prairie, Indiana with the main office located in Michigan City. The Bank has begun construction on a new branch facility in Chesterton, Indiana, with a projected completion date of mid-January 2004.


                                                        Sept. 30,      June 30,
                                                          2003           2003
Selected Financial Condition Data (In thousands):     (Unaudited)
                                                     -------------- ------------
Total assets                                             $147,424      $139,840
Loans receivable (including loans available for sale)     125,253       118,197
Allowance for loan losses                                   1,239         1,097
Cash and cash equivalents                                   1,866         4,952
Securities available for sale                              13,542        12,187
Deposits                                                  101,294       103,579
Total borrowings                                           31,729        22,170
Shareholders' equity                                       11,504        11,075


                                                         Three Months Ended
                                                           September 31,
                                                            (Unaudited)
Selected Operating Data (In thousands):                   2003          2002
                                                      ------------ -------------
Total interest income                                     $ 2,172       $ 1,440
Total interest expense                                        822           610
                                                      ------------ -------------
  Net interest income                                       1,350           830
Provision for loan losses                                     177            55
                                                      ------------ -------------
  Net interest income after provision for loan losses       1,173           775
                                                      ------------ -------------
Noninterest income                                            300           146
Noninterest expense                                           684           581
                                                      ------------ -------------
Income before taxes                                           789           340
Income tax expense                                            307           130
  Net income                                               $  482        $  210
                                                      ============ =============

                                                          Three Months Ended
                                                             September 30,
Supplemental data:                                        2003         2002
                                                      ------------- ------------
Fully diluted earnings per share                              0.96         0.38
Yield on earning assets                                      5.70%        6.77%
Yield on costing liabilities                                 2.31%        3.20%
Interest rate spread                                         3.39%        3.57%
Return on average assets                                     1.22%        0.96%
Return on average equity                                    17.23%        8.12%
Efficiency ratio                                            47.67%       64.92%
Nonperforming loans to total loans                           2.53%        1.37%
Allowance for loan losses to nonperforming loans            39.55%       52.09%


City Saving Financial Corporation
Thomas F. Swirski, President and C.E.O,  George L. Koehm, Treasurer
219-879-5364